Exhibit 99.1
Ambac Reports Second Quarter 2023 Results
NEW YORK, NY, August 7, 2023 (BUSINESS WIRE) -- Ambac Financial Group, Inc. (NYSE: AMBC) ("Ambac" or "AFG"), a financial services holding company, today reported its results for the second quarter ended June 30, 2023.
•Net loss of $(13) million or $(0.29) per diluted share and Adjusted net income of $3 million or $0.07 per diluted share
•Specialty P&C Insurance ("Everspan") gross written premium of $53 million, up 30% from the second quarter of 2022
•Insurance Distribution ("Cirrata") premiums placed of $41 million, up 71% from the second quarter of 2022
•Legacy Financial Guarantee Net Par Outstanding ("NPO") reduced 9.3%; Watch List and Adversely Classified Credits ("WLACC") reduced 19.6%
•Book Value per share of $27.59 was relatively unchanged from March 31, 2023, and Adjusted Book Value per share of $26.97 was down 3% on account of a significant reinsurance de-risking transaction
Claude LeBlanc, President and Chief Executive Officer, stated, “This quarter we continued to make great strides in our P&C business growth strategy. Everspan and Cirrata's combined premium production grew by 45% over last year to $94 million in the quarter and premium production has now exceeded $370 million over the last four quarters. Our growth is supported by the overall pricing increase in U.S. casualty insurance which is keeping up with loss cost trends in the lines we are writing and is supportive of strong growth in the program sector."
LeBlanc continued, "During the quarter, we also made significant progress towards de-risking the Legacy Financial Guarantee business through a reinsurance transaction that reduced net par by over 9% and WLACC by nearly 20%. We also met with AAC's insurance regulator to help support the development of a revised operating and capital framework for Ambac Assurance, a process which has materially advanced and is expected to be completed in the near term. In parallel, we continue to progress our review of strategic options for the legacy business and have initiated discussions with key stakeholders in order to begin our preliminary evaluation."

Ambac's Second Quarter 2023 Summary Results
			B (W) Percent
($ in millions, except per share data)[1]	2Q2023	2Q2022
Gross written premium	$54.7	$36.6	49%
Net premiums earned	15.3	13.8	11%
Commission income	10.0	6.2	61%
Program fees	2.1	0.5	301%
Net investment income (loss)	35.2	(21.4)	264%
Pretax income (loss)	(11.1)	6.3	NA
Net income (loss) attributable to common stockholders	(13.1)	5.2	NA
Net income (loss) attributable to common stockholders per diluted share[2,3]	$(0.29)	$0.11	NA
EBITDA[2,4]	11.8	65.3	(82)%
Adjusted net income (loss) [2]	3.4	(38.0)	NA
Adjusted net income (loss) per diluted share [2,3]	$0.07	$(0.84)	NA
Weighted-average diluted shares outstanding (in millions)	45.8	45.7	—%

	June 30, 2023	March 31, 2023	B(W)
			Amount	Percent
Total Ambac Financial Group, Inc. stockholders' equity	$1,249.9	$1,253.6	$(3.6)	—%
Total Ambac Financial Group, Inc. stockholders' equity per share	$27.59	$27.66	$(0.07)	—%
Adjusted book value[1,2]	$1,222.0	$1,264.2	$(42.2)	(3)%
Adjusted book value per share [1,2]	$26.97	$27.89	$(0.92)	(3)%
(1) Some financial data in this press release may not add up due to rounding
(2) See Non-GAAP Financial Data section of this press release for further information
(3) Per diluted share includes the impact of adjusting redeemable noncontrolling interests to current redemption value

(4) EBITDA is prior to the impact of noncontrolling interests, relating to subsidiaries where Ambac does not own 100%, of $0.3 and $0.2 for the three months ended June 30, 2023 and 2022, respectively.

Results of Operations by Segment
Specialty Property & Casualty Insurance Segment

	Three Months Ended June 30,
($ in millions)	2023	2022	% Change
Gross premiums written	$53.2	$40.9	30%
Net premiums written	$9.1	$8.1	13%
Net premiums earned	$7.8	$2.8	173%
Program fees earned	$2.1	$0.6	250%
Losses and loss expense	$5.7	$1.9	203%
Pretax income (loss)	$(0.1)	$(1.5)	92%
EBITDA	$(0.1)	$(1.5)	92%
•MGA programs partners increased to 16 from 15 in the first quarter of 2023 and 11 in second quarter of 2022.
•Gross premium written of $53.2 million in the second quarter of 2023 increased 30% compared to the prior year period as the size and number of program partners continues to expand.
•Net premiums earned of $7.8 million in the second quarter of 2023 was up 173% over the second quarter of 2022 reflecting the net premium written growth at Everspan over the last year.
•The losses and loss expense ratio for the second quarter of 2023 was 73.7% compared to 66.5% for the second quarter of 2022. This increase stemmed from both an increase to Everspan's selected loss ratio for the second quarter to approximately 69% (including ULAE) and a catch up for prior periods to the revised selected loss ratio. The increase in the loss ratio for the quarter was almost entirely offset by a change to sliding scale commissions recognized as a benefit through acquisition costs.
•Expense ratio of 51.8% for the second quarter of 2023 was down from 95.2% in the prior year period. Expenses continue to normalize as net premium earned grows as the business scales.

Insurance Distribution Segment

	Three Months Ended June 30,
($ in millions)	2023	2022	% Change
Premiums placed	$40.9	$23.9	72%
Gross commissions	$10.0	$6.2	61%
Net commissions	$4.0	$2.4	70%
General and administrative expenses	$2.4	$1.6	53%
Pretax income	$0.7	$0.3	116%
EBITDA[1]	$1.6	$1.0	64%
Pretax income margin[2]	6.6%	4.9%	1.70 bps
EBITDA margin [3]	16.3%	15.5%	0.80 bps
•Premium placed of $40.9 million grew 72% over the second quarter of 2022 driven by the inclusion of All Trans and Capacity Marine (which were acquired effective November 1, 2022) and growth at Xchange.
•Gross commission income, which is generated as a percentage of premium placed, grew 61% in the second quarter 2023 to $10.0 million from $6.2 million in the second quarter of 2022.

•Net commission income, which is gross commission income less sub-producer commissions paid, grew 70% over last year to $4.0 million; largely in-line with the change in premiums placed.
•General and administrative expenses of $2.4 million in the second quarter of 2023 compared to $1.6 million in the prior year period. The change between the periods is largely due to the acquisitions of All Trans and Capacity Marine and other new product related investments.
•EBITDA of $1.6 million for the quarter was up 64% over second quarter of 2022; EBITDA Margin of 16.3% for the quarter compared to 15.5% last year. The increase in EBITDA compared to the same period last year is primarily attributable to the acquisition of All Trans and Capacity Marine in the fourth quarter of 2022. The increase in EBITDA margin compared to the second quarter of 2022 related to change in business mix.
(1) EBITDA is prior to the impact of noncontrolling interests, relating to subsidiaries where Ambac does not own 100%, of $0.3 and $0.2 for the three months ended June 30, 2023 and 2022, respectively.
(2) Represents Pretax income divided by total revenues
(3) See Non-GAAP Financial Data section of this press release for further information
Total Specialty P&C Insurance Production
Specialty P&C Insurance production, which includes gross premiums written by Ambac's Specialty P&C Insurance segment and premiums placed by the Insurance Distribution segment, totaled $94 million in the second quarter of 2023, an increase of 45% from the second quarter of 2022.
Specialty P&C Insurance revenues are dependent on gross premiums written as specialty program insurance companies earn premiums based on the portion of gross premiums written retained (i.e. net premiums written) and fees on gross premiums written that are ceded to reinsurers. Insurance Distribution revenues are dependent on premium volume as Managing General Agents/Underwriters and brokers receive commissions based on the amount of premiums placed (i.e. gross premiums written on behalf of insurance carriers) with insurance carriers.

	Three Months Ended June 30,
($ in millions)	2023	2022	Change
Specialty Property & Casualty Insurance Gross Premiums Written	$53.2	$40.9	30%
Insurance Distribution Premiums Placed	40.9	23.9	72%
Specialty P&C Insurance Production	$94.1	$64.8	45%
Legacy Financial Guarantee Insurance Segment

	Three Months Ended June 30,
($ in millions)	2023	2022	% Change
Normal Net Premiums Earned	$7.5	$8.6	(13)%
Accelerated Net Premiums Earned	$—	$2.3	(100)%
Net premiums earned	$7.5	$11.0	(31)%
Net investment income	$32.2	$(22.3)	244%
Losses and loss adjustment expenses	$1.6	$(13.9)	(112)%
General and administrative expenses	$23.5	$23.4	—%
Pretax income (loss)	$(7.7)	$6.9	(212)%
EBITDA[1]	$14.2	$65.2	(78)%
(1)See Non-GAAP Financial Data section of this press release for further information
•Net premiums earned of $7.5 million in the second quarter of 2023 decreased from $11.0 million in the prior year period. This reduction is mainly on account of $2.3 million of de-risking related accelerations in 2Q22 and the continued run-off of the insured portfolio.
•Losses and loss adjustment expenses ("Incurred Losses") for the second quarter of 2023 were $1.6 million, compared to $(13.9) million in the second quarter of 2022. Last year's benefit was driven by a $29 million improvement from the impact of higher discount rates somewhat off-set by R&W and other incurred losses.

•General and administrative expenses for the second quarter of 2023 included a $5 million increase in litigation costs compared to second quarter 2022. In addition, the second quarter of 2022 included $4 million of intercompany expense reimbursements which for 2023 were expensed in the first quarter.
•WLACC decreased 19.6% (20.0%, excluding the impact of FX) to $6.1 billion in second quarter of 2023, from March 31, 2023.
•NPO declined 9.3% (10.2%, excluding the impact of FX) during the quarter to $20.4 billion from $22.4 billion at March 31, 2023.
•AAC entered into a reinsurance transaction in 2Q23 ceding over $2.1 billion of net par outstanding. There was an upfront premium consideration of $6 million for this transaction with the vast majority of the transaction funded by transferring future installment premium, which had a present value of $42 million. The transaction had no impact on GAAP book value or AAC statutory capital, but did reduce Adjusted Book Value by $48 million or $1.06 per diluted share.

Consolidated Financial Information
Net Premiums Earned
During the second quarter of 2023, net premiums earned of $15 million increased 11% compared to the second quarter of 2022 where significant growth in the Specialty P&C businesses was off-set by the reduction in the Legacy FG business due to de-risking and natural run-off.
Net Investment Income
Net investment income for the second quarter of 2023 was $35 million compared to net investment loss of $(21) million for the second quarter of 2022.
The increase in net investment income in the second quarter of 2023 compared to the second quarter of 2022 was mostly attributable to income from alternative investments which increased $32 million over last year. Available-for-sale and short term investment income increased $9 million compared to second quarter 2023, driven by higher yields. In addition, the second quarter of 2022 included a $(11) million net loss from assets classified as trading (related to Puerto Rico recoveries) compared to a $4 million net gain in the second quarter of 2023.
Losses and Loss Expenses
Incurred Losses for the second quarter of 2023 were $7 million, compared to a $12 million benefit for the second quarter of 2022.
Incurred Losses for the second quarter of 2023 were driven primarily by the growth in the Specialty P&C business compared to the second quarter of 2022 which benefited from the impact of higher discount rates that more than offset losses in the Legacy Financial Guarantee business. Specialty P&C loss reserves are not discounted and therefore are not impacted by fluctuations in interest (discount) rates.
Net Gains (Losses) on Derivative Contracts
During the second quarter of 2023, the macro interest rate hedge was terminated and had minimal effect on the quarter compared to $29 million of gains for the second quarter of 2022. The interest rate derivatives portfolio was previously positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
General and Administrative Expenses
General and administrative expenses for the second quarter 2023 were $36 million compared to $30 million in the second quarter of 2022. The increase was attributable to litigation related expenses at the Legacy Financial Guarantee business and higher headcount associated with growth in the P&C businesses.
AFG (holding company only) Assets
AFG on a standalone basis, excluding its ownership interests in its Specialty P&C Insurance, Insurance Distribution, and Legacy Financial Guarantee businesses, had net assets of $223 million as of June 30, 2023. Assets included cash and liquid securities of $177 million and other investments of $29 million.

Capital Activity
During the quarter 205,000 shares were repurchased at an average price of $14.42 per share for approximately $3 million.
On April 30, 2023, all of our remaining outstanding equity warrants which had a strike price of $16.67 expired without being exercised.
Consolidated Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at June 30, 2023, was $1,250 million, or $27.59 per share compared to $1,254 million or $27.66 per share as of March 31, 2023. The change was primarily due to the net loss attributable to common shareholders of $13 million and net unrealized investment losses of $13 million, partially offset by foreign exchange translation gains of $21.0 million.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company is reporting non-GAAP financial measures: EBITDA, Adjusted Net Income, Adjusted Book Value and EBITDA Margin. These amounts are derived from our consolidated financial information, but are not presented in our consolidated financial statements prepared in accordance with GAAP.
We present non-GAAP supplemental financial information because we believe such information is of interest to the investment community, and that it provides greater transparency and enhanced visibility into the underlying drivers and performance of our businesses on a basis that may not be otherwise apparent on a GAAP basis. We view these non-GAAP financial measures as important indicators when assessing and evaluating our performance on a segmented and consolidated basis and they are presented to improve the comparability of our results between periods by eliminating the impact of the items that may not be representative of our core operating performance. These non-GAAP financial measures are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Adjusted Net Income (Loss) — We define Adjusted Net Income (Loss) as net income (loss) attributable to common stockholders adjusted to reflect the following items: (i) net investment (gains) losses, including impairments; (ii) amortization of intangible assets; (iii) litigation costs, including attorneys fees and other expenses to defend litigation against the Company, excluding loss adjustment expenses; (iv) foreign exchange (gains) losses; (v) workforce change costs, which primarily include severance and other costs related to employee terminations; and (vi) net (gain) loss on extinguishment of debt. Adjusted Net Income is also adjusted for the effect of the above items on both income taxes and noncontrolling interests. The income tax effects are determined by applying the statutory tax rate in each jurisdiction that generate these adjustments. The noncontrolling interest adjustments relate to subsidiaries where Ambac does not own 100%
Adjusted Net Income was $3.4 million, or $0.07 per diluted share, for the second quarter 2023 compared to an Adjusted Net Loss of ($38.0) million, or ($0.84) per diluted share, for the second quarter of 2022.

The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Net Income (Loss), for the three-month periods ended June 30, 2023 and 2022, respectively:

	Three Months Ended June 30,
	2023		2022
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Net income (loss) attributable to common shareholders	$(13.1)	$(0.29)	$5.2	$0.11
Adjustments:
Net investment (gains) losses, including impairments	3.4	0.07	(6.8)	(0.15)
Intangible amortization	6.5	0.14	13.5	0.29
Litigation costs	7.6	0.17	3.0	0.07
Foreign exchange (gains) losses	(0.1)	—	2.7	0.06
Workforce change costs	(0.1)	—	0.6	0.01
Net (gain) loss on extinguishment of debt	—	—	(57.0)	(1.25)
	4.3	0.09	(38.8)	(0.86)
Income tax effects	(0.7)	(0.02)	1.0	0.02
Net (gains) attributable to noncontrolling interests	(0.2)	—	(0.1)	—
Adjusted Net Income (Loss)	$3.4	$0.07	$(38.0)	$(0.84)
Weighted-average diluted shares outstanding (in millions)		45.8		45.7
(1)Per Diluted share includes the impact of adjusting the Insurance Distribution segment related noncontrolling interest to current redemption value

EBITDA — We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization of intangible assets.
The following table reconciles net income (loss) attributable to common shareholders to the non-GAAP measure, EBITDA on a consolidation and segment basis.

	Legacy Financial Guarantee Insurance	Specialty Property & Casualty Insurance	Insurance Distribution	Corporate & Other	Consolidated
Three Months Ended June 30, 2023
Net income (loss)	$(9.3)	$(0.1)	$0.6	$(4.3)	$(13.0)
Adjustments:
Interest expense	16.0	—	—	—	16.0
Income taxes	1.6	—	—	0.4	1.9
Depreciation	0.4	—	—	—	0.4
Amortization of intangible assets	5.5	—	1.0	—	6.5
EBITDA (2)	$14.2	$(0.1)	$1.6	$(3.8)	$11.8
Three Months Ended June 30, 2022
Net income (loss)	$5.7	$(1.5)	$0.3	$0.7	$5.3
Adjustments:
Interest expense	45.0	—	—	—	45.0
Income taxes	1.1	—	—	(0.1)	1.1
Depreciation	0.5	—	—	—	0.5
Amortization of intangible assets	12.8	—	0.7	—	13.5
EBITDA (2)	$65.2	$(1.5)	$1.0	$0.7	$65.3
(1)Net income (loss) is prior to the impact of noncontrolling interests.
(2)EBITDA is prior to the impact of noncontrolling interests, relating to subsidiaries where Ambac does not own 100%, of $0.3 and $0.2 for the three and six months ended June 30, 2023 and 2022, respectively. These noncontrolling interests are primarily in the Insurance Distribution segment.
EBITDA margin — We define EBITDA margin as EBITDA divided by total revenues. We report EBITDA margin for the Insurance Distribution segment only.

Adjusted Book Value. Adjusted book value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within adjusted book value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.
•Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR. This adjustment is only made for financial guarantee contracts since such premiums are non-refundable.
•Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”), net of income taxes.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this, tax planning strategies and other considerations, we utilized a 0% effective tax rate for non-GAAP operating adjustments to Adjusted Book.
Adjusted book value was $1,222 million, or $26.97 per share, at June 30, 2023, as compared to $1,254 million, or $27.89 per share, at March 31, 2023. The decrease is primarily as a result of the ceded reinsurance transaction noted above.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure adjusted book value as of each date presented:

	June 30, 2023		March 31, 2023
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total AFG Stockholders' Equity	$1,249.9	$27.59	$1,253.6	$27.66
Adjustments:
Insurance intangible asset	(258.2)	(5.70)	(261.5)	(5.77)
Net unearned premiums and fees in excess of expected losses	163.6	3.61	218.2	4.81
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	66.6	1.47	54.0	1.19
Adjusted book value	$1,222.0	$26.97	$1,264.2	$27.89
Shares outstanding (in millions)		45.3		45.3
Earnings Call and Webcast
On August 8, 2023 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss Ambac's second quarter 2023 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, https://ambac.com/investor-relations/events-and-presentations/. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through August 22, 2023, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID#13737443
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”) is a financial services holding company headquartered in New York City. Ambac’s core business is a growing specialty P&C distribution and underwriting platform. Ambac also has a legacy financial guaranty business in run off. Ambac’s common stock trades on the New York Stock Exchange under the symbol “AMBC”. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information. For more information, please go to www.ambac.com.
The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest.
Contact
Charles J. Sebaski
Managing Director, Investor Relations
(212) 208-3222
csebaski@ambac.com
Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac Financial Group’s (“AFG”) and its subsidiaries’ (collectively, “Ambac” or the “Company”) actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the high degree of volatility in the price of AFG’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation (“AAC”) and its subsidiaries or from the specialty property and casualty insurance business, the insurance distribution business, or related businesses; (3) inadequacy of reserves established for losses and loss expenses and the possibility that changes in loss reserves may result in further volatility of earnings or financial results; (4) potential for rehabilitation proceedings or other regulatory intervention or restrictions against AAC; (5) credit risk throughout Ambac’s business, including but not limited to credit risk related to insured residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations (including risks associated with Chapter 9 and other restructuring proceedings), issuers of securities in our investment portfolios, and exposures to reinsurers; (6) our inability to effectively reduce insured financial guarantee exposures or achieve recoveries or investment objectives; (7) our inability to generate the significant amount of cash needed to service our debt and financial obligations, and our inability to refinance our indebtedness; (8) Ambac’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (9) Ambac may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (10) greater than expected underwriting losses in the Company’s specialty property and casualty insurance business; (11) failure of specialty insurance program partners to properly market, underwrite or administer policies; (12) inability to obtain reinsurance coverage on expected terms; (13) loss of key relationships for production of business in specialty property and casualty and insurance distribution businesses or the inability to secure such additional relationships to produce expected results; (14) the impact of catastrophic public health, environmental or natural events, or global or regional conflicts, on significant portions of our insured portfolio; (15) credit risks related to large single risks, risk concentrations and correlated risks; (16) risks associated with adverse selection as Ambac’s financial guarantee insurance portfolio runs off; (17) the risk that Ambac’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (18) restrictive covenants in agreements and instruments that impair Ambac’s ability to pursue or achieve its business strategies; (19) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce financial guarantee risks in its insured portfolio; (20) disagreements or disputes with Ambac's insurance regulators; (21) loss of control rights in transactions for which we provide financial guarantee insurance; (22) inability to realize expected recoveries of financial guarantee losses; (23) risks attendant to the change in composition of securities in the Ambac’s investment portfolio; (24) adverse impacts from changes in prevailing interest rates; (25) events or circumstances that result in the impairment of our intangible assets and/or goodwill that was recorded in connection with Ambac’s acquisitions; (26) risks associated with the discontinuance of the London Inter-Bank Offered Rate; (27) factors that may negatively influence the amount of installment premiums paid to Ambac; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith; (29) the Company’s ability to adapt to the rapid pace of regulatory change; (30) actions of stakeholders whose interests are not aligned with broader interests of Ambac's stockholders; (31) system security risks, data protection breaches and cyber attacks; (32) regulatory oversight of Ambac Assurance UK Limited (“Ambac UK”) and applicable regulatory restrictions may adversely affect our ability to realize value from Ambac UK or the amount of value we ultimately realize; (33) failures in services or products provided by third parties; (34) political developments that disrupt the economies where the Company has insured exposures; (35) our inability to attract and retain qualified executives, senior managers and other employees, or the loss of such personnel; (36) fluctuations in foreign currency exchange rates; (37) failure to realize our business expansion plans or failure of such plans to create value; (38) greater competition for our specialty property and casualty insurance business and/or our insurance distribution business; (39) loss or lowering of the AM Best rating for our property and casualty insurance company subsidiaries; (40) disintermediation within the insurance industry or greater competition from technology-based insurance solutions; (41) changes in law or in the functioning of the healthcare market that impair the business model of our accident and health managing general underwriter; and (42) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
	June 30,
($ in millions, except share data)	2023	2022
Revenues:
Net premiums earned	$15	$14
Commission income	10	6
Program fees	2	1
Net investment income (loss)	35	(21)
Net investment gains (losses), including impairments	(3)	7
Net gains (losses) on derivative contracts	—	29
Income (loss) on variable interest entities	—	(6)
Other income	2	—
Total revenues and other income	62	86
Expenses:
Losses and loss adjustment expenses	7	(12)
Amortization of deferred acquisition costs, net	1	—
Commission expense	6	4
General and administrative expenses	36	30
Intangible amortization	7	13
Interest expense	16	45
Total expenses	73	80
Pretax income (loss)	(11)	6
Provision for income taxes	2	1
Net income (loss)	(13)	5
Less: net (gain) loss attributable to noncontrolling interest	—	—
Net income (loss) attributable to common stockholders	$(13)	$5

Net income (loss) per basic share	$(0.29)	$0.11
Net income (loss) per diluted share	$(0.29)	$0.11

Weighted-average number of common shares outstanding:
Basic	45,757,234	45,519,093
Diluted	45,757,234	45,685,349

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in millions, except share data)	June 30, 2023	December 31, 2022
Assets:
Investments:
Fixed maturity securities, at fair value (amortized cost: $1,631 and $1,469)	$1,552	$1,395
Fixed maturity securities - trading	28	59
Short-term investments, at fair value (amortized cost: $365 and $507)	365	507
Short-term investments pledged as collateral, at fair value (amortized cost: $36 and $64)	36	64
Other investments (includes $518 and $556 at fair value)	530	568
Total investments (net of allowance for credit losses of $1 and $0)	2,510	2,593
Cash and cash equivalents (including $10 and $14 of restricted cash)	43	44
Premium receivables (net of allowance for credit losses of $5 and $5)	276	269
Reinsurance recoverable on paid and unpaid losses (net of allowance for credit losses of $0 and $0)	149	115
Deferred ceded premium	198	124
Deferred acquisition costs	4	3
Subrogation recoverable	139	271
Derivative assets	26	27
Intangible assets	317	326
Goodwill	61	61
Other assets	89	84
Variable interest entity assets:
Fixed maturity securities, at fair value	2,056	1,967
Restricted cash	266	17
Loans, at fair value	1,772	1,829
Derivative and other assets	226	241
Total assets	$8,132	$7,973
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$394	$372
Loss and loss adjustment expense reserves	863	805
Ceded premiums payable	96	39
Deferred program fees and reinsurance commissions	6	5
Long-term debt	501	639
Accrued interest payable	450	427
Derivative liabilities	37	38
Other liabilities	136	163
Variable interest entity liabilities:
Long-term debt (includes $2,785 and $2,788 at fair value)	2,956	3,107
Derivative liabilities	1,106	1,048
Other liabilities	264	5
Total liabilities	6,809	6,647
Redeemable noncontrolling interest	20	20
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized shares; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued shares: 46,659,144 and 46,658,990	—	—
Additional paid-in capital	283	274
Accumulated other comprehensive income (loss)	(209)	(253)
Retained earnings	1,191	1,245
Treasury stock, shares at cost: 1,355,146 and 1,685,233	(15)	(15)
Total Ambac Financial Group, Inc. stockholders’ equity	1,250	1,252
Nonredeemable noncontrolling interest	53	53
Total stockholders’ equity	1,303	1,305
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$8,132	$7,973

The following table presents segment financial results and includes the non-GAAP measure, EBITDA on a segment and consolidated basis.

($ in millions)	Legacy Financial Guarantee Insurance	Specialty Property & Casualty Insurance	Insurance Distribution	Corporate & Other	Consolidated
Three Months Ended June 30, 2023
Gross premiums written	$1.5	$53.2			$54.7
Net premiums written	(54.0)	9.1			(44.9)
Revenues:
Net premiums earned	7.5	7.8			15.3
Commission income			$10.0		10.0
Program fees		2.1			2.1
Net investment income (loss)	32.2	0.8		$2.2	35.2
Net investment gains (losses), including impairments	(3.4)	—		—	(3.4)
Net gains (losses) on derivative contracts	0.6			(0.1)	0.5
Net realized gains on extinguishment of debt	—				—
Other income	2.4	0.1	—	—	2.5
Total revenues and other income	39.4	10.7	10.1	2.1	62.2
Expenses:
Losses and loss adjustment expenses	1.6	5.7			7.4
Commission expense			6.0		6.0
Amortization of deferred acquisition costs, net	0.1	1.4			1.4
General and administrative expenses	23.5	3.8	2.4	5.9	35.6
Total expenses	25.2	10.8	8.4	5.9	50.4
EBITDA	14.2	(0.1)	1.6	(3.8)	11.8
Add: Interest expense	16.0		—		16.0
Add: Depreciation expense	0.4	—	—	—	0.4
Add: Intangible amortization	5.5		1.0		6.5
Pretax income (loss)	(7.7)	(0.1)	0.7	(3.9)	(11.1)
Income tax expense (benefit)	1.6	—	—	0.4	1.9
Net income (loss)	$(9.3)	$(0.1)	$0.6	$(4.3)	$(13.0)

Three Months Ended June 30, 2022
Gross premiums written	$(4.3)	$40.9			$36.6
Net premiums written	1.1	8.1			9.2
Revenues:
Net premiums earned	11.0	2.8			13.8
Commission income			$6.2		6.2
Program fees		0.6			0.6
Net investment income (loss)	(22.3)	0.4		$0.5	(21.4)
Net investment gains (losses), including impairments	6.8	—		—	6.8
Net gains (losses) on derivative contracts	28.1			1.2	29.3
Other income	(5.8)	(0.1)	0.2	(0.1)	(5.8)
Total revenues and other income	74.8	3.7	6.4	1.6	86.5
Expenses:
Losses and loss adjustment expenses	(13.9)	1.9			(12.0)
Amortization of deferred acquisition costs, net	0.1	0.2			0.2
Commission expense			3.9		3.9
General and administrative expenses	23.4	3.1	1.6	1.0	29.1
Total expenses	9.6	5.2	5.4	1.0	21.2
EBITDA	65.2	(1.5)	1.0	0.7	65.3
Add: Interest expense	45.0				45.0
Add: Depreciation expense	0.5	—	—	—	0.5
Add: Intangible amortization	12.8	—	0.7		13.5
Pretax income (loss)	6.9	(1.5)	0.3	0.6	6.3
Income tax expense (benefit)	1.1	—	—	(0.1)	1.1
Net income (loss)	$5.7	$(1.5)	$0.3	$0.7	$5.3